Exhibit 99.1

INVESTOR
MEDIA:	RELATIONS:
Jim Fitzwater	Brennen Arndt
(215) 299-6633	(215) 299-6266

FMC Corporation Announces First Quarter 2006 Results

Reports Earnings of $1.74 per Diluted Share before Restructuring and Other Income and Charges

PHILADELPHIA, April 26, 2006 — FMC Corporation (NYSE: FMC) today reported net income of $67.7 million, or $1.71 per diluted share, in the first quarter of 2006, versus net income of $64.5 million, or $1.67 per diluted share, in the first quarter of 2005. Net income in the current quarter included restructuring and other income and charges of $1.3 million after-tax, or charges of $0.03 per diluted share, versus restructuring and other income and charges of $21.7 million, or income of $0.56 per diluted share, in the prior-year quarter. Excluding these items, the company earned $1.74 per diluted share in the current quarter, an increase of 57 percent versus $1.11 per diluted share in the first quarter of 2005. First quarter revenue of $594.1 million increased 8 percent versus $552.4 million in the prior year.

William G. Walter, FMC chairman, president and chief executive officer, said: “The year is off to a very good start with strong first quarter performance across all of our businesses. Agricultural Products had an exceptional quarter, with strong sales growth in North America, Europe and Asia. Specialty Chemicals experienced good volume growth and higher selling prices, particularly in lithium. Industrial Chemicals continues to realize significant pricing leverage throughout its businesses. Our strong first quarter performance was achieved despite the impact of higher energy and raw material costs and unfavorable currency translation.”

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Page 2/ FMC Corporation Announces First Quarter 2006 Results

Revenue in Agricultural Products was $206.6 million, an increase of 4 percent compared with the prior year quarter, driven by higher sales in North America, Europe and Asia. Partially offsetting this revenue growth were the continued impact of generic bifenthrin competition in North America and modestly lower sales in Brazil due to lower planted cotton acres and more normal pest pressures relative to strong conditions a year ago. Segment earnings before interest and taxes (“segment earnings”) in the quarter were $54.7 million, up $21.1 million or 63 percent versus last year’s quarter due to the higher sales and favorable product and geographic mix, offset in part by the continued impact of generic bifenthrin competition and higher raw material costs.

Revenue in Specialty Chemicals was $143.2 million, an increase of 5 percent versus the prior-year quarter, driven primarily by strong global demand and higher selling prices in lithium. BioPolymer revenue was modestly higher as growth in the pharmaceutical and food ingredients markets was largely offset by lower sales to pet food, industrial and personal care markets. Segment earnings of $31.5 million increased 11 percent versus the year ago quarter, as a result of the strong lithium performance, partially offset by unfavorable foreign currency translation and higher raw material and energy costs.

Revenue in Industrial Chemicals was $245.2 million, an increase of 12 percent from the prior-year quarter, as a result of higher selling prices across the group, particularly for soda ash. Segment earnings of $29.2 million increased 35 percent versus the year ago quarter as higher selling prices more than offset higher energy and raw material costs and the absence of profits from Astaris, which was divested in November 2005.

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Page 3/ FMC Corporation Announces First Quarter 2006 Results

Corporate expense was $11.3 million, as compared to $11.2 million a year ago. Interest expense, net, was $8.4 million, down from $17.0 million in the prior-year period due to lower interest rates and debt levels. On March 31, 2006, gross consolidated debt was $726.6 million, and debt, net of cash, was $542.5 million. For the quarter, depreciation and amortization was $32.1 million and capital expenditures were $17.1 million.

Outlook

Regarding the outlook for 2006, Walter said: “With our strong first quarter performance, we have raised our full-year 2006 outlook for earnings before restructuring and other income and charges to $5.35 to $5.55 per diluted share. Through the balance of the year, we expect to realize the ongoing benefits of higher selling prices in Industrial Chemicals, lower interest expense and continued profitable growth in Agricultural Products and Specialty Chemicals, though unfavorable currency translation and higher energy and raw material costs are expected to persist.”

Walter added: “For the second quarter of 2006, we expect earnings before restructuring and other income and charges of $1.40 to $1.50 per diluted share.”

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Page 4/ FMC Corporation Announces First Quarter 2006 Results

FMC will conduct its first quarter conference call and webcast at 11:00 a.m. ET on April 27, 2006. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including: details on the 2006 earnings outlook, reconciliations of non-GAAP figures to the nearest available GAAP term and definitions of non-GAAP terms.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2005 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenue	$594.1	$552.4

Costs of sales and services	400.4	390.2
Selling, general and administrative expenses	67.5	65.5
Research and development expenses	22.0	24.6
Restructuring and other charges	1.1	3.3

Total costs and expenses	491.0	483.6

Income from operations	103.1	68.8

Equity in (earnings) of affiliates	(0.6)	(4.3)
Minority interests	2.0	1.3
Interest expense, net	8.4	17.0

Income from continuing operations before income taxes	93.3	54.8

Provision for income taxes	25.0	19.3

Income from continuing operations	68.3	35.5
Discontinued operations, net of income taxes	(0.6)	29.0

Net income	$67.7	$64.5

Basic earnings (loss) per common share:
Continuing operations	$1.78	$0.95
Discontinued operations	(0.01)	0.78

Basic earnings per common share	$1.77	$1.73

Average number of shares used in basic earnings per share computations	38.3	37.2

Diluted earnings (loss) per common share:
Continuing operations	$1.72	$0.92
Discontinued operations	(0.01)	0.75

Diluted earnings per common share	$1.71	$1.67

Average number of shares used in diluted earnings per share computations	39.7	38.7

Other Data:
Capital expenditures	$17.1	$13.9
Depreciation and amortization expense	$32.1	$34.6

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Revenue	$594.1	$552.4

Costs of sales and services	400.4	390.2
Selling, general and administrative expenses	67.5	65.5
Research and development expenses	22.0	24.6

Total costs and expenses	489.9	480.3

Income from operations	104.2	72.1

Equity in (earnings) of affiliates	(0.6)	(3.3)
Minority interests	2.0	1.3
Interest expense, net	8.4	17.0

Income from continuing operations before income taxes, excluding restructuring and other income and charges	94.4	57.1

Provision for income taxes	25.4	14.3

After-tax income from continuing operations, excluding restructuring and other income and charges *	$69.0	$42.8

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.80	$1.15

Average number of shares used in basic after-tax income per share computations	38.3	37.2

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.74	$1.11

Average number of shares used in diluted after-tax income per share computations	39.7	38.7

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Net income (GAAP)	$67.7	$64.5
Discontinued operations, net of income taxes	0.6	(29.0)
Restructuring and other charges *	1.1	2.3
Tax effect of restructuring and other charges	(0.4)	(0.9)
Tax adjustments **	—	5.9

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$69.0	$42.8

Diluted earnings per common share (GAAP)	$1.71	$1.67
Discontinued operations per diluted share	0.01	(0.75)
Restructuring and other charges per diluted share, before tax	0.03	0.06
Tax effect of restructuring and other charges per diluted share	(0.01)	(0.02)
Tax adjustments per diluted share	—	0.15

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$1.74	$1.11

Average number of shares used in diluted after-tax income from continuing operations per share computations	39.7	38.7

*	Restructuring and other charges were not significant for the three months ended March 31, 2006. Restructuring and other charges for the three months ended March 31, 2005 include our share of charges recorded by Astaris, LLC, the phosphorous joint venture. Included in “Equity in (earnings) of affiliates” was $1.0 million of income, before tax, for the three months ended March 31, 2005. Income for the three months ended March 31, 2005 represents adjustments to liabilities related to restructuring and other charges recorded by Astaris, LLC.
**	Tax adjustments in 2005 represent adjustments to income tax liabilities related to foreign intercompany dividends and foreign earnings tax rates.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended March 31,
	2006	2005
Revenue

Agricultural Products	$206.6	$198.1
Specialty Chemicals	143.2	136.8
Industrial Chemicals	245.2	218.4
Eliminations	(0.9)	(0.9)

	$594.1	$552.4

Income from continuing operations before income taxes

Agricultural Products	$54.7	$33.6
Specialty Chemicals	31.5	28.4
Industrial Chemicals	29.2	21.6
Eliminations	—	0.3

Segment operating profit	115.4	83.9
Corporate	(11.3)	(11.2)
Other income (expense), net	(1.3)	1.6

Operating profit from continuing operations before items noted below	102.8	74.3

Interest expense, net	(8.4)	(17.0)
Restructuring and other charges (a)	(1.1)	(2.3)
Affiliate interest expense (b)	—	(0.2)

Income from continuing operations before income taxes	$93.3	$54.8

(a)	Restructuring and other charges for the three months ended March 31, 2006 related to Industrial Chemicals ($0.4 million) and Corporate ($0.7 million). Restructuring and other charges for the three months ended March 31, 2005 related to Industrial Chemicals ($1.0 million-income), Specialty Chemicals ($1.1 million) and Agricultural Products ($2.2 million).
(b)	FMC’s share of interest expense of the phosphorus joint venture prior to the joint venture’s sale of substantially all of its assets in the fourth quarter of 2005. The equity in (earnings) of the phosphorus joint venture is included in Industrial Chemicals.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31, 2006	December 31, 2005
Cash and cash equivalents	$184.1	$206.4
Trade receivables, net	591.6	494.3
Inventories	209.5	215.7
Other current assets	105.3	119.0
Deferred income taxes	28.1	31.9

Total current assets	1,118.6	1,067.3

Property, plant and equipment, net	1,002.9	1,012.0
Goodwill	150.7	148.6
Deferred income taxes	367.9	374.6
Other long - term assets	138.5	137.5

Total assets	$2,778.6	$2,740.0

Short - term debt	$82.3	$79.5
Current portion of long - term debt	40.8	0.9
Accounts payable, trade and other	270.6	301.0
Guarantees of vendor financing	30.0	30.4
Accrued pensions and other post-retirement benefits, current	10.9	10.9
Other current liabilities	243.3	236.6

Total current liabilities	677.9	659.3

Long-term debt	603.5	639.8
Long-term liabilities	459.3	481.6
Stockholders’ equity	1,037.9	959.3

Total liabilities and stockholders’ equity	$2,778.6	$2,740.0

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Three months ended March 31,
	2006	2005
Cash required by operating activities	$(16.5)	$(22.8)

Cash provided (required) by operating activities of discontinued operations	(9.0)	48.6

Cash provided (required) by investing activities:
Capital expenditures	(17.1)	(13.9)
Other investing activities	1.6	3.1

	(15.5)	(10.8)

Cash provided (required) by financing activities:
Increase in short-term debt	2.8	(10.5)
Net decrease in restricted cash	—	9.7
Repayment of long-term debt	(0.2)	(2.7)
Other financing activities	15.5	13.0

	18.1	9.5

Effect of exchange rate changes on cash	0.6	(7.6)

Increase (decrease) in cash and cash equivalents	(22.3)	16.9

Cash and cash equivalents, beginning of year	206.4	212.4

Cash and cash equivalents, end of period	$184.1	$229.3

Attachment 6 of 6